Exhibit 99

For Immediate Release

     TradeStation Group Announces Record Revenues and Record Net Income For
               Q3 2003 - Net Income Increases 93% Year Over Year

   Company Announces Plans to Soon Launch Forex and Options Execution Services

      Plantation  FL,  October 14, 2003 - TradeStation  Group,  Inc.  (NasdaqNM:
TRAD) today reported record net income of $3.5 million, or $0.08 per share (diluted), for the 2003 third quarter, a 93% increase from a year ago, and record operating income that was a 58% sequential increase from second quarter to third quarter 2003. The company also announced its plans to launch forex execution services next month and options execution services in the first half of next year. TradeStation Group is the parent company of the award-winning TradeStation direct-access securities brokerage firm and futures commission merchant (Member NASD, SIPC and NFA), and TradeStation Technologies, the award-winning software development and subscription service company.

Record Net Income of $3.5 Million is an Increase of 93% Over Prior Year

      TradeStation Group's 2003 third quarter net income was a record $3.5 million, or $0.08 per share (diluted), a 93% increase from its 2002 third quarter net income of $1.8 million, or $0.04 per share (diluted), and a 21% increase from the company's 2003 second quarter net income of $2.9 million, or $0.07 per share (diluted). This is the fourth consecutive quarter the company has achieved record net income.

Record Operating Income Sequentially Increases 58% From Q2 to Q3 2003

      TradeStation Group's 2003 third quarter operating income was a record $3.4 million, a 97% increase from its 2002 third quarter operating income of $1.7 million, and a 58% increase from the company's 2003 second quarter operating income of $2.2 million.

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Company Achieves Record Total Revenues and Record Brokerage Revenues

      Brokerage revenues for the 2003 third quarter were a record $13.8 million, a 28% increase from 2002 third quarter brokerage revenues of $10.8 million. The company had record total revenues of $16.1 million in the 2003 third quarter, a 23% increase from 2002 third quarter total revenues of $13.1 million. This is the second consecutive quarter the company has achieved record total revenues and record brokerage revenues.

      "Our record revenues, record net income and record operating income show our continued strong growth and success in what is universally regarded as the most valuable segment of the online brokerage space," said David Fleischman, Chief Financial Officer of the company. "As our 58% sequential growth in operating income from Q2 to Q3 2003 clearly demonstrates, our active and institutional trader business model produces very attractive profit margins as we continue to add new accounts to a virtually fixed infrastructure that will require minimal expansion as our business grows. To view the powerful leverage of our business model in another way, from Q3 2002 to Q3 2003 our daily average revenue trades (DARTs) increased by 81%, while our total operating expenses (excluding the one-time impact in Q3 2002 of an insurance claim settlement(1)) increased only 4/10ths of one percent."

The Average TradeStation Equities Client Trades Nearly 600 Times Per Year and Has a $113,000 Asset Account Balance

      TradeStation reported 11,276 equities and futures brokerage accounts at September 30, 2003, a 68% increase from September 30 of the prior year.

      Brokerage clients generated the following client account metrics in the 2003 third quarter:

Client Account Metrics                      Equities     Futures
----------------------                      --------     -------
Annualized average revenue per account         $4,300     $3,430
Annualized trades per account                     596        595
Average assets per account                   $113,000    $19,500

----------
(1) In Q3 2002, the company received $1,250,000 as settlement of an insurance claim that reduced total operating expenses for Q3 2002 to $11,362,282, the amount shown on the company's Consolidated Statement of Operations in this earnings release. But for this non-recurring event, the company's total operating expenses for Q3 2002 would have been $12,612,282
      ($11,362,282 plus $1,250,000), a number the company believes more accurately reflects its Q3 2002 total costs of operations and better reflects the percentage change in total operating expenses from Q3 2002 to Q3 2003.

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      "All of these  metrics - average  revenue,  trades and asset  balances for
TradeStation equities and futures accounts - are at the very top of our industry," said Bill Cruz, Co-Chairman and Co-CEO of TradeStation Group, "some even double or triple the industry average."

Daily Average Revenue Trades (DARTs) Exceed 25,000 - An Increase of 81% Year Over Year

      The company experienced the following daily trading growth results with respect to equities and futures accounts, which totaled 25,184 DARTs for the 2003 third quarter:

                                          Q3 03         Q3 02        % Increase
                                          -----         -----        ----------

Daily Average Revenue Trades             25,184         13,907           81%
(Equities and Futures)

Daily Average Revenue Trades
(Equities only)                          16,778         10,577           59%

Daily Average Revenue Trades
(Futures only - a "trade" includes
both the initiating and closing
trade of a futures contract)              8,406          3,330          152%

TradeStation Increases Market Share 50% Year Over Year

      "The metrics on TradeStation client accounts continue to improve and remain near the very top of the industry," said Cruz. "TradeStation's account base is about 1/4 of 1% the size of the average account base of Ameritrade, E*Trade and Schwab, yet our daily average revenue trades (DARTs) have grown to approximately 18% of the average number of DARTs of those companies, as compared to approximately 12% of the average DARTs of those companies a year ago - about a 50% increase in market share as compared to those three. And I must emphasize," continued Cruz, "that TradeStation Securities does not engage in proprietary trading - those were all commission-generating trades made by our brokerage clients using their own funds."

TradeStation to Launch Forex and Options Execution Services

      The company also announced its plans to launch forex execution services next month and options execution services in the first half of 2004. TradeStation trading analysis software is well-known in the forex trading community, as it has been offered over the past seven years worldwide by Dow Jones Telerate, Bridge Telerate and MoneyLine Network as a premium service to institutional traders who use it to design, test and optimize their forex trading strategies. Now, through an arrangement with a forex dealer firm, TradeStation

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

will be able to offer this state-of-the-art forex trading technology together with the electronic placement of forex orders. TradeStation's planned options execution services will offer all of the features of its premium, award-winning OptionStation trading analysis software package plus seamless direct-access execution of options trades.

      "We believe that our forex and options execution service offerings will have the same success as our equities and futures service offerings have had," said Cruz, "and look forward to the results our forex and options business will bring to our top and bottom lines in 2004."

Self-Clearing Operations Launch Date Remains on Schedule

      The company confirmed that its launch date to begin self-clearing operations for its active trader equities brokerage service remains on schedule. TradeStation expects to start these self-clearing operations in January 2004, or perhaps even sooner. The company is already deeply immersed in the process of obtaining the required self-regulatory organization and exchange approvals and memberships, and has already been working for three months with SunGard Financial to integrate SunGard's Phase3 and other back-office trade processing, clearing and settlement systems with the company's trade server and back-office systems.

Conference Call/Webcast

      At 11:00, a.m., Eastern Time, today, the management of TradeStation Group will conduct an analyst conference call to discuss the company's 2003 third quarter results. All company shareholders and the public are invited to listen. The telephone conference will be broadcast live via the Internet at www.TradeStation.com. The live webcast will be accompanied by slides of graphs and charts. A rebroadcast of the call will be accessible for approximately 90 days.

About TradeStation Group, Inc.

      TradeStation Group, Inc. (NasdaqNM: TRAD), through its operating subsidiary, TradeStation Securities, Inc., offers the TradeStation platform to institutional, professional and serious, active individual traders. TradeStation is an electronic trading platform that enables clients to design, test and monitor their own custom trading strategies and then automate them with direct-access order execution. In March 2003, TradeStation was named Best Broker for Active Traders and rated an unprecedented perfect 5.0 score for order execution by Barron's magazine, and in February 2003 was named Best Direct-Access Stock Broker, Best Direct-Access Futures Broker, Best Professional Platform and Best Institutional Platform in Technical Analysis of Stocks and Commodities magazine. The trading platform currently offers streaming real-time equities, options, and futures market data. Equities and options transactions are currently cleared through Bear, Stearns Securities Corp. (NYSE: BSC). Futures transactions are currently cleared through R.J. O'Brien & Associates,

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Inc. The company's other operating subsidiary,  TradeStation Technologies, Inc., develops and offers strategy trading software tools and subscription services, and owns and operates the TradeStationWorld.com strategy trading and development community.

Forward-Looking Statements - Issues, Uncertainties and Risk Factors

This press release and today's earnings conference call contain statements that are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this press release or the conference call, the words "estimate," "estimates," "assume," "assumption," "believe," "belief," "plan," "expect," "expectation," "intend," "designed," "anticipate," "think," "may," "will," "shall," "should," "could," "become," "upcoming," "potential," "pending," "look forward," and similar expressions, if and to the extent used, are intended to identify forward-looking statements. All forward-looking statements are based largely on current expectations and beliefs concerning future events that are subject to substantial risks and uncertainties. Actual results may differ materially from the results herein suggested or suggested in the conference call. Factors that may cause or contribute to the various potential differences include, but are not limited to, the effect that the company's recently-announced lower commission pricing structure for equities and futures trades, and any ongoing modifications to its equities or futures pricing structure, will have on brokerage revenue and profitability; the rate and timing at which the recently-announced commission price reductions will, if at all, increase new accounts, client trading activity and/or market share; market pressure to continue to lower substantially pricing on brokerage and subscription services as a result of such services being provided at lower or no additional costs by brokerages, financial institutions and other financial companies to their customers, or for other market reasons; TradeStation's technology not attracting as many new customers, or resulting in as much increased trading activity, or producing as many subscriptions for optional premium services, as the company expects; a delay in the launch of the company's planned forex execution services caused by delays or difficulties in interfacing the TradeStation 7 platform with forex data feeds or its clearing firm's execution services, or contractual or other delays; a delay in the launch of the company's planned options execution services as a result of product development or other technical delays or issues; the quality and/or pricing of the company's planned forex and options execution services failing to appeal to forex and/or options traders to the degree the company anticipates; the timing and success of marketing campaigns; the company's ability (or lack thereof) to achieve significant net increases in brokerage accounts and brokerage revenues quarter over quarter; technical difficulties or errors in the products and/or services, particularly the new TradeStation 7 release (and its updates, including upcoming TradeStation 7.2); changes in the condition of the securities and financial markets, including decreases in the combined average share volume of the major exchanges and in market volatility; failure of the company to obtain all approvals and memberships required to conduct self-clearing operations as a broker-dealer; the company's success (or lack thereof) in seamlessly converting the clearing of active trader stock trades from Bear Stearns to self-clearing operations; unanticipated risks or negative effects of or associated with self-clearing; the cost savings and efficiencies of self-clearing being less favorable than expected as a result of unanticipated increased fixed, infrastructure or incremental costs, mistakes (the company has no self-clearing experience) or other factors; the effect of unanticipated increased infrastructure costs that may be incurred as the company grows its brokerage firm operations, adds accounts and introduces and expands existing and new product and service offerings; the entrance of new competitors or competitive products or services into the market; adverse results in pending or possible future litigation against the company (including three lawsuits recently filed by the co-founders of onlinetrading.com, a brokerage acquired by the company in 2000, a patent infringement claim recently filed against the company and eight other online brokerage firms, and three pending NASD arbitration proceedings concerning claims of brokerage clients) that are significantly different than is currently estimated (and it should be noted that the company does not

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

maintain errors or omissions insurance that might cover, in whole or in part, some of the claims and costs related to certain litigation); the amount of unexpected legal, consultation and professional fees (including those expenses as they relate to the onlinetrading.com co-founder and patent lawsuits recently filed against the Company described above, all of which the Company considers baseless, but which may result in higher-than-anticipated litigation and attorneys' fees and expenses); other items, events and unpredictable costs or revenue impact that may occur; and other issues, risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission including, but not limited to, the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, its Annual Report on Form 10-K for the year ended December 31, 2002, and other SEC filings and company press releases, including its September 25, 2003 press release.

Contact -

David H. Fleischman
Chief Financial Officer
TradeStation Group, Inc.
954-652-7000

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                    TRADESTATION GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                            Three Months Ended                         Nine Months Ended
                                                               September 30,                             September 30,
                                                   -----------------------------------       -----------------------------------
                                                         2003                2002                  2003                2002
                                                   ----------------    ---------------       ---------------     ---------------
REVENUES:
     Brokerage revenues                            $     13,797,692    $    10,801,693       $    37,480,564     $    27,447,539
     Subscription fees                                    1,776,931          1,722,113              5,182,390          4,915,384
     Other                                                  511,416            577,706              1,705,104          2,640,567
                                                   ----------------    ---------------       ----------------    ---------------

         Total revenues                                  16,086,039         13,101,512             44,368,058         35,003,490
                                                   ----------------    ---------------       ----------------    ---------------

OPERATING EXPENSES:
     Clearing and execution costs                         4,825,451          3,426,669             13,129,683          7,796,104
     Data center costs                                    1,099,579          1,303,731              3,119,280          3,726,927
     Technology development                               1,773,915          2,368,758              5,491,769          7,056,519
     Sales and marketing                                  2,425,380          3,027,172              7,716,847          9,772,882
     Recovery of insurance claim                                  -         (1,250,000)                     -         (1,250,000)
     General and administrative                           2,482,472          2,227,404              7,000,507          7,647,455
     Amortization of intangible assets                       52,479            258,548                157,436            772,868
                                                   ----------------    ---------------       ----------------    ---------------

         Total operating expenses                        12,659,276         11,362,282             36,615,522         35,522,755
                                                   ----------------    ---------------       ----------------    ---------------

         Income (loss) from operations                    3,426,763          1,739,230              7,752,536           (519,265)

OTHER INCOME, net                                           113,722             62,144                 95,136            410,441
                                                   ----------------    ---------------       ----------------    ---------------

         Income (loss) before income taxes                3,540,485          1,801,374              7,847,672           (108,824)

INCOME TAX PROVISION (BENEFIT)                               71,000              6,848               (729,829)             7,174
                                                   ----------------    ---------------       -----------------   ---------------

         Net income (loss)                         $      3,469,485    $     1,794,526       $      8,577,501    $      (115,998)
                                                   ================    ===============       ================    ===============

EARNINGS (LOSS) PER SHARE:
     Basic                                         $          0.08     $          0.04       $          0.21     $         (0.00)
                                                   ===============     ===============       ===============     ===============
     Diluted                                       $          0.08     $          0.04       $          0.20     $         (0.00)
                                                   ===============     ===============       ===============     ===============

WEIGHTED AVERAGE SHARES
   OUTSTANDING:
     Basic                                              40,863,350          43,698,342             40,183,181         44,261,471
                                                   ===============     ===============       ================    ===============
     Diluted                                            44,746,892          43,791,189             42,977,658         44,261,471
                                                   ===============     ===============       ================    ===============

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                    TRADESTATION GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                 September 30,             December 31,
                                                                     2003                      2002
                                                              ------------------        ------------------
                                                                  (Unaudited)
ASSETS:

     Cash and cash equivalents, including restricted
       cash of $2,738,827 and $3,427,290 at September
       30, 2003 and December 31, 2002, respectively           $       28,639,483        $       16,410,146
     Receivables from clearing firms                                     869,477                   751,220
     Accounts receivable                                                 150,248                   181,826
     Income tax receivable                                               873,949                         -
     Property and equipment, net                                       3,855,997                 4,348,752
     Intangible assets, net                                              101,901                   244,337
     Other assets                                                        647,658                   681,513
                                                              ------------------        ------------------

         Total assets                                         $       35,138,713        $       22,617,794
                                                              ==================        ==================

LIABILITIES AND SHAREHOLDERS' EQUITY:

LIABILITIES:
     Accounts payable                                         $        2,503,253        $        1,947,602
     Accrued expenses                                                  6,475,361                 6,894,616
     Capital lease obligations                                           351,800                 1,382,264
                                                              ------------------        ------------------
         Total liabilities                                             9,330,414                10,224,482

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY                                                  25,808,299                12,393,312
                                                              ------------------        ------------------

         Total liabilities and shareholders' equity           $       35,138,713        $       22,617,794
                                                              ==================        ==================

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